EXHIBIT 99.1

Rand Capital Announces Third Quarter Results

 * Net Asset Value is $3.39 for the quarter ending September 30, 2008
 * $3.6 million is available for future investment
 * Stock repurchase plan authorized

BUFFALO, N.Y., Oct. 23, 2008 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the third quarter ended September 30, 2008 highlighting a net asset value of $3.39 per share, a decrease of $0.06 (2%) from June 30, 2008. At the end of the third quarter, Rand's total investment portfolio was valued at $25.6 million, which exceeds its cost basis of $13.5 million, reflecting $12.1 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital stated, "We are spending more time with our portfolio companies during this time of changing credit and equity markets. However, in the recent weeks we have identified several promising candidates for new investments and hope to share these in the coming quarters."

Portfolio Activities

During the quarter, Rand did not invest in any new companies. Our financial results were the result of us revaluing our investment in Rocket Broadband Networks, Inc. (Amherst, NY) (www.rocketbroadband.com) to reflect current business conditions. We continue to monitor the situation to maximize our value. Also, Synacor, Inc. (Buffalo, NY) (www.synacor.com) has withdrawn plans for a public offering through a notification with the Securities and Exchange Commission due to market conditions.

Stock Repurchase

The Board of Directors has also reauthorized the repurchase of up to 285,946 of the Company's outstanding stock through purchases on the open market at any time, or from time to time, during the one-year period ending October 23, 2009, when, in the discretion of management, the price of the Company's stock does not appropriately reflect its net asset value.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com